                           SALE AND PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED :

1. SCP FRANCOIS IER, a societe civile de portefeuille with a capital of FRF 1,000 whose registered office is at 2, rue de Belle-Ile, 35760 Saint-Gregoire, and which is registered under number D 349 401 828 at the Commercial and Companies Registry of Rennes, represented by Mr. Daniel Gautier duly authorized for the purposes hereof by a resolution of its shareholders dated December 27, 1996, of which a certified copy is attached as Schedule 1 hereto (hereinafter individually referred to as "SCP")
a)
2. ALIAN, a societe a responsabilite limitee with a capital of FRF 50,000 whose registered office is at La Germignonnerie, ZA La Moriniere, 91000 Evry, and which is registered under number B 337 929 145 at the Commercial and Companies Registry of Corbeil, represented by Mr. Daniel Gautier duly authorized for the purposes hereof by resolution of its shareholders dated January 7, 1997, of which a certified copy is attached as Schedule 2 hereto (hereinafter individually referred to as "Alian")
a)
3. MR. DANIEL GAUTIER, residing at Tertre Cottin, 14, rue de Pleurtuit, 35800 Saint-Briac (hereinafter individually referred to as "Mr. Gautier")

a)       (for the purposes of this agreement the above three parties, namely
b) SCP, Alian and Mr. Gautier shall be referred to collectively as "the Gautier Group".)
c)
4.              MR. JEAN-PIERRE PECHEUR, residing at Beau Sejour, 22400 Noyal.
a)
5.              MR. JEAN-PHILIPPE TIBLE, residing at 16, clos d'Ahaut, 22400
                Noyal.
a)
6. MR. PHILIPPE QUINTIN, residing at Le Tertre Gicquel - Rocher Morieux, 22530 Erquy.
a)
                The above six parties being hereinafter together referred to as the "Vendors"

                                                              OF THE ONE PART

AND

O'GARA FRANCE S.A. a societe anonyme with capital of FRF 250,000 whose registered office is at 37 rue des Mathurins, 75008 Paris and which is registered with the Commercial and Companies Registry of Paris under number B 410 476 444, represented by Mr. Nick Hodgson, duly authorized for the purposes hereof pursuant to the statement of commitments attached to the by-laws of the company dated January 3, 1997 of which a certified copy is attached as Schedule 3 hereto,

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                                      -2-


                                    hereinafter referred to as the "Purchaser"

AND

THE O'GARA COMPANY, a company existing and incorporated under the laws of the State of Ohio, whose registered office is at 9113 Le Saint Drive, Fairfield, Ohio 45014, United States of America, represented by Mr. Wilfred T. O'Gara duly authorized by resolution of the Board of Directors dated December 18, 1996, of which a certified copy is attached in Schedule 4 hereto.


                                     hereinafter referred to as the "Guarantor"

                                                          OF THE OTHER PART.

WHEREAS

A. Labbe is a societe anonyme a directoire et a conseil de surveillance with a capital of FRF 15,000,000, whose registered office is at Zone Industrielle, Rue d'Armor, (22400) Lamballe and which is registered under number B 347 994 196 at the Commercial and Companies Registry of Saint-Brieuc (hereinafter called the "Company").

B. The capital of the Company is FRF 15,000,000 divided into 150,000 shares of FRF 100 each (hereinafter called "the Shares"). On the date hereof, the Shares, are held by the individuals and the entities listed in Schedule 5 (a), all such individuals and entities being the Vendors under this Agreement with the exception of one legal entity, UEO; however, Mr. Gautier declares and represents that he has obtained from UEO the necessary legal document pursuant to which the latter has irrevocably undertaken to transfer to the Gautier Group the shares that it holds in the capital of the Company prior to the closing of the transaction contemplated hereunder; as a result, the Vendors represent that on the Closing Date (as defined in Article 4.1 hereto), they will be the owners between them of all the Shares, in the proportion set out in Schedule 5 (b) hereto.

C. The principal activity of the Company is the manufacture of industrial coach work, security and armored products, and, commercial and private armor-plated vehicles.

D. The Company shall at the Closing Date have the following subsidiary companies of which further details (including the number of shares held by each shareholder) are set out in Schedule 6 hereto:

          - Hellio Poids Lourds - Carrosserie, Tolerie, Peinture, ("Hellio"), a societe anonyme with a capital of FRF 1,176,000 whose registered office is located at ZAC de la Hazaie in Tregueux (22950) and which is registered with the

              Commercial and Companies Registry of Saint-Brieuc under number B 311 051 379;

          - SARL Normandie Carrosserie, ("NC"), is an SARL with a capital of FRF 150,000 whose registered office is located at 4 rue Ampere in Mondeville (14120) and which is registered with the Commercial and Companies Registry of Caen under number B 388 140 360;

          - Societe de Blindage and de Securite - SBS, ("SBS"), an SARL with a capital of FRF 250,000 whose registered office is located at 47 route d'Auxerre in Moneteau (89470) and which is registered with the Commercial and Companies Registry of Auxerre under number B 388 307 738;

                               (hereinafter referred to as the "Subsidiaries").

E. Schedule 6 identifies the shares of the Subsidiaries which are not held by the Company and which are excluded from the scope of this Agreement (hereinafter called the "Minority Shares"); as a result, the Minority Shares shall remain on and after the Closing Date in the hands of the individuals who hold them at present. All other shares in the capital of the Subsidiaries shall on the Closing Date be held by the Company.

F. As a result of the on-going expansion of the Company's coachwork and armoring business, negotiations are currently taking place for the acquisition by the Company of 51% of the shares of Maintenance Carrosserie Poids Lourds, a societe a responsabilite limitee with a capital of FRF 100,000 whose registered office is located at Z.I. de l'Apport Paris, rue Fernand-Reynaud, 91100 Corbeil-Essonnes and which is registered at the Commercial and Companies Registry of Corbeil under number B 351 810 247, ("MCPL") together with an option in favor of the Company to acquire a further 25% thereof ("MCPL Option Shares").

G. In addition, the Company is currently negotiating with a view to entering into a joint venture with Guangdong Maoming Kaimao Trade Co., a company based in Maoming City, Guangdong Province, The Peoples Republic of China, with the aim of setting up a joint-venture entity and opening a factory for the production of armored vehicles ("the Chinese Joint-Venture").

H. The Guarantor is the ultimate parent company of the Purchaser and is a party to this agreement for the purposes of guarantying the obligations of the Purchaser hereunder.

I. The Vendors wish to sell and the Purchaser wishes to purchase the whole, but not part only, of the Shares (on the basis that prior to the Closing Date, the Vendors will be between them the owners of all the Shares, as specified in paragraph B above).

J. In anticipation of this sale and purchase, the Purchaser, in conjunction with, and based on information provided by, the Vendors as regards the Labbe group of companies, has obtained, from the French Ministry of Finance (Treasury Department), on

         December 20, 1996, the necessary clearance allowing it to complete the acquisition contemplated herein.

NOW IT IS HEREBY AGREED AS FOLLOWS:
----------------------------------

1.     SALE AND PURCHASE
       -----------------

1.1 The Vendors shall sell (each Vendor undertaking to sell those Shares owned by him/it, as the case may be and to procure the sale by the other Vendors of those of the Shares owned by him/it respectively) and the Purchaser shall purchase the whole, but not part only, of the Shares in accordance with the terms and conditions of this Agreement together with all rights now or hereafter attaching thereto. In order to be able to abide by the commitment made hereunder, the members of the Gautier Group hereby irrevocably undertake to carry out the necessary shares transfers (transfer of UEO's shares as stated in paragraph B of the Preamble and transfer of shares between them) prior to the Closing Date so that the Vendors may be, on the Closing Date, the owners amongst them of all the Shares in the proportions set out in Schedule 5 (b).

1.2 Under this Agreement, liability for the obligations of Mr. Jean-Pierre Pecheur, Mr. Jean-Philippe Tible and Mr. Philippe Quintin, (the "Other Vendors") and the Gautier Group, as a whole, shall be sole and individual in proportion to the percentage of Shares held by each of them; the liability of each of the members of the Gautier Group amongst them, shall be joint and several.

2.     PRICE
       -----

2.1    Amount and Payment of Price
       ---------------------------

       2.1.1         The price for the whole of the Shares (hereinafter called
                  "the Price") shall be the sum, in principal, of USD 14,230,000 (fourteen million, two hundred and thirty thousand U.S. Dollars), increased by interest from the date hereof until the Closing Date (as defined in Article 4.1), such interest to be in the amount of 5% per annum in respect of the first thirty days following the date hereof and 8% thereafter until the Closing Date.

       2.1.2         The allocation of the Price between the Vendors in
                  proportion to his/its respective holding of Shares, is set in
                  Schedule 7 hereto. The Price shall be paid on the Closing Date in accordance with the provisions of Article 2.1, 2.2 and 4 below by the Purchaser to each of the Vendors in compliance with the indications mentioned in Schedule 7.

         2.1.3 Out of the Price, as defined in Article 2.1.1 above, 25% of the price to be paid for the Shares held globally by the Gautier Group in the Company shall be paid to Alian in the form of common stock of the Guarantor (hereinafter the "Stock" forming the "Payment in Stock"), in accordance with the provisions of Articles 2.2, 4.5 and 4.6 hereof and a part of the Stock shall be subject to a pledge as specified in Article 4.2.6 hereof; the remaining 75% of the price to be paid for the Shares held by the Gautier Group being paid in cash (hereinafter the "Cash Payment") in accordance with the indications mentioned in Schedule 7 hereto.

         2.1.4 For the purposes of registration of this Agreement, the Price in French francs shall be calculated using the exchange rate for the conversion of the US Dollar to its French Franc equivalent on the Closing Date.

2.2      Representations and Warranties regarding the Stock and the Payment in
         ----------------------------------------------------------------------
         Stock
         -----
         2.2.1 The Purchaser and the Guarantor represent and the Gautier Group acknowledge that the Stock forming the Payment in Stock transferred pursuant to Article 2.1.3 hereof have not been registered under the United States Securities Act of 1933, as amended (the "Act"), or under the securities law of any other jurisdiction, and that the sale of the Stock is being made in reliance upon and in compliance with an exemption from registration provided by the Act.

         2.2.2 The Gautier Group covenants and agrees with the Purchaser and the Guarantor and represents and warrants to the Purchaser and the Guarantor as follows:

                  (a)              the Gautier Group's acquisition of the Stock
                           does not violate any laws of France which is the Gautier Group's country of origin and current principal place of business;

                  (b)              the Gautier Group has been provided with and
                           has reviewed copies of the Prospectus dated November 12, 1996, for the Guarantor's initial public offering (which includes in particular a section concerning dividend policy) and quarterly report on Form 10-Q for the period ended September 30, 1996; the Gautier Group has been supplied with such additional information concerning the Guarantor and the Stock as the Gautier Group has reasonably requested; by reason of the Gautier Group's business and financial experience, the Gautier Group has the capacity to evaluate the merits and risks of an investment in the Stock;

                  (c)              the Gautier Group is acquiring the Stock for
                           its own account as an investment and not with a current view to, or for resale in connection with, any distribution or public offering, and the Gautier Group has no agreement, understanding or arrangement to sell, assign or transfer any portion of the Stock to any other person or entity.

                  (d)           the Stock are "restricted securities" as
                       defined in Rule 144 under the Act. The Gautier Group will not offer, sell, transfer, assign, exchange or otherwise dispose of any of the Stock at any time unless the Stock are (i) registered under the Act or (ii) offered, sold or otherwise disposed of in compliance with an exemption from the registration requirements of the Act (as evidenced by an opinion of counsel satisfactory to the Guarantor that such an exemption is available to the Gautier Group).

                  (e)           The Gautier Group understands and agrees that
                       the certificates for the Stock will bear a restrictive legend stating that transfer of the Stock is prohibited except in accordance with the provisions of Article 2.2 of this Agreement and that the Guarantor is entitled to refuse to register any transfer of the Stock not made in accordance with the provisions of Article 2.2 of this Agreement.

         2.2.3 If the Guarantor registers any additional shares of its common stock for sale subsequent to the Closing, pursuant to the Act, and if the resale of the Stock by the Gautier Group is then restricted as to holding period, or volume of sale under U.S. Securities and Exchange Commission Rule 144, then the Guarantor will use its best efforts to accord to the Gautier Group the opportunity to include in such registration statement shares of the Stock, on the same terms and conditions as offered by the Guarantor in its registration statement. Notwithstanding the foregoing, the number of shares that the Gautier Group shall be entitled to register shall be determined by the managing underwriter(s) after giving careful consideration to the effect on the marketing of the offering. The selection of the managing underwriter(s) shall be made by the Guarantor without the consent of the Gautier Group. In addition, the Gautier Group shall be responsible for, and shall pay, their pro rata share of the costs and expenses of the offering and the underwriting discounts and commissions with respect to the shares of Stock being sold.


3.       CONDITIONS PRECEDENT
         --------------------

3.1 The obligations of the parties hereunder are subject to the fulfillment of the following conditions precedent:

         3.1.1 The obtaining by the Purchaser, through the Guarantor (its ultimate parent company), of the financing necessary for the payment of the Price mentioned in
                  Article 2.1.1;

         3.1.2 The completion by the Purchaser of an environmental audit of the Company and the Subsidiaries which shall not reveal any of the following:

                  (i) any significant violation of the applicable laws and regulations in force concerning the protection of the environment,

                  (ii) the absence of any authorization, licence or other approval required by the laws and regulations in force, and/or, the receipt from any competent body of any notification to the effect that any such authorization, licence or approval has not been substantially complied with or has been withdrawn,

                  (iii) the occurrence on any of the real properties currently owned or occupied by the Company or any of the Subsidiaries of any leak or spill or disposal of any substance, material or waste which is regulated as "toxic" or "hazardous" under any applicable environmental regulation, particularly if, as a result of such leak, spill or disposal, the Company or any of the Subsidiaries is obligated to clean-up or otherwise remedy any contaminated surface water, ground water or soil, or

                  (iv) the existence of storage tanks located on any real property occupied by the Company or any of the Subsidiaries, whether on the premises or underground, which have created or are likely to create any environmental hazard, given their current use.

         3.1.3 The disposal by the Company of all of its present subsidiaries other than the Subsidiaries referred to in
                  Schedule 6 (such other subsidiaries, a list of which is set out in Schedule 8, being hereinafter referred to as the "Other Subsidiaries") in accordance with the terms of Article 5.2.4.

         3.1.4 The continuing accuracy, as at the Closing Date, of the Representations and Warranties contained in Article 6.1, together with compliance with the obligations set forth in
                  Article 5.2 hereof.

         It is specifically understood that the Purchaser shall actively and forthwith undertake the necessary steps for the fulfillment of the conditions set out in Articles 3.1.1 and 3.1.2 above (it being specified that the Purchaser shall procure that a copy of the report to be prepared by the environmental firm which will carry out the environmental audit be remitted to the Vendors no later than March 15,
         1997) and the Vendors shall do the same as regards the fulfillment of the condition set out in Article 3.1.3.

3.2 With the exception of the provisions of Article 3.1.1 and 3.1.2 which are for the benefit of both parties, the above conditions are solely for the benefit of the Purchaser who may waive all or any of them in whole or in part.

3.3 Subject to any waiver by the Purchaser pursuant to Article 3.2 hereof, if the above conditions are not fulfilled within six months (i.e. 180 days) from the date hereof, this Agreement shall be null and void. In that case and provided only that the non completion of the transaction contemplated hereunder was due to the non fulfillment of the condition set out in Article 3.1.1, the Purchaser shall pay to the Vendors, within fifteen days from the end of the six month period referred to above, a sum of FRF 1,500,000 (one million five hundred thousand French francs) (this amount being hereinafter referred to as the "Penalty"). In order to guarantee the payment of the Penalty, the Purchaser hereby delivers to Mr. Gautier an irrevocable standby letter of credit and Mr. Gautier, on behalf of the Vendors, hereby acknowledges receipt thereof. It is understood between the parties, that in the absence of fraud or manifest bad faith which may have prevented the fulfillment of any of such conditions, the payment of the Penalty (which shall be due if the condition of such payment, as mentioned in the second sentence of this Article, is met) shall be deemed to compensate fully and definitively any damage that the Vendors may have suffered as a result of the Purchaser's inability to complete the acquisition contemplated herein.

4.     CLOSING
       -------

4.1 Closing shall take place at The Law Offices of S.G. Archibald, 41 rue Ybry, 92200 Neuilly-sur-Seine, on a date to be agreed upon between the parties (hereinafter referred to as "the Closing Date") which shall not be later than seven working days following the fulfillment (or waiver) of the last to be fulfilled (or, as the case may be, waived) of the conditions precedent set in Article 3.1 (other than that set out in Article 3.1.4) provided that the Vendors are able to confirm, at the Closing Date, compliance with the condition set out in Article 3.1.4, or to the extent that they are not so able, that the Purchaser shall have waived compliance with the said condition.

4.2      At Closing, the Vendors shall deliver to the Purchaser:

         4.2.1 duly executed share transfer forms (ordres de mouvement) in respect of the whole of the Shares in favor of such person or persons as the Purchaser may specify;

         4.2.2 the shareholder accounts and Register of Transfers of the Company and of Hellio, in both cases up-to-date to record the transfers made pursuant to the share transfer forms referred to in Article 4.2.1 hereof;

         4.2.3 the minute books of board meetings (of the Company and Hellio) and shareholders' meetings of the Company, of the Subsidiaries and of MCPL (if the acquisition by the Company of 51% of its share capital, as provided for in Article 5.1.1, has been completed prior to the Closing Date) in both cases up to date together with the attendance book in respect of board meetings and proxies in respect of shareholders' meetings together with the relevant attendance sheets for the last financial year;

         4.2.4 the unconditional resignations of the members of the directorate and of the supervisory board of the Company, with effect on the Closing Date;

         4.2.5 a certificate signed by all the Vendors, confirming, in accordance with Article 3.1.4 hereof, that the Representations and Warranties contained in Article 6.1 hereof remain true and accurate in all respects as at the Closing Date;

         4.2.6 a pledge agreement executed by Alian, in the form of the draft agreement set out in Schedule 9 hereto, pursuant to which a part (specified hereunder) of the Stock (as defined in Article 2.1.3) shall be pledged, for the periods mentioned below (the "Periods of Pledge"), in favor of the Purchaser by way of security for the obligations of each of the parties within the Gautier Group under Article 5.2.2 and 7 hereof;

                               (a) subject to the terms of paragraph (b)
                           and (c) hereafter, the amount of Stock to be pledged under this Article 4.2.6 (hereinafter the "Pledged Stock") shall be as follows:

                                    (i) for the period from the Closing Date
                           until seven working days after the date of certification by the Company's statutory auditors of the accounts of the Company as at December 31, 1997 (the "1st Period of Pledge"), the Pledged Stock shall be equal to 50% of the Stock delivered to Alian as Payment in Stock on the Closing Date;

                                    (ii) for the period from the end of the 1st
                           Period of Pledge until seven working days after the date of certification by the Company's statutory auditors of the accounts of the Company as at December 31, 1998 (the "2nd Period of Pledge"), the Pledged Stock shall be equal to 25% of the Stock delivered to Alian as Payment in Stock on the Closing Date;

                                    (iii) for the period from the end of the 2nd
                           Period of Pledge until seven working days after the date of certification by the Company's statutory auditors of the accounts of the Company as at December 31, 1999 (the "3rd Period of Pledge"), the Pledged Stock shall be equal to 10% of the Stock delivered to Alian as Payment in Stock on the Closing Date;

                              (b) notwithstanding the terms of paragraph
                           (a) above, in the event that:

                                    (i) notice of certain facts giving rise to
                           Damage is given in compliance with the terms of
                           Article 7.10 hereof during any one of the Periods of Pledge and that the total indemnifiable Damage, for which notice has thus been given, exceeds, on the last day of the

                           Period of Pledge during which notification was given, the value, calculated in accordance with the provisions of Article 4.6, of the Stock which shall constitute the Pledged Stock during the following Period of Pledge, and/or,

                                    (ii) on the last day of the Period of Pledge
                           under consideration, the release of the obligations referred to in Article 5.2.2 has not been obtained by the Gautier Group as provided in such Article,

                                    then, the amount of Pledged Stock, as
                           defined in paragraph (a) above, in respect of the Period of Pledge to follow, shall be increased (within the limit of the existing amount of Pledged Stock on the last day of the Period of Pledge under consideration) by:

                                    (x) such excess amount of Damage over the
                           amount of Pledged Stock as defined in paragraph (a), in the situation described in (i) above,

                                    and

                                    (y) the full amount of the guaranties or
                           commitments referred to in Article 5.2.2 and listed in Schedule 12, in the situation described in (ii) above.

                                    For the purposes of determining the amount
                           of Pledged Stock to be kept during each Period of Pledge pursuant to this Article, the indemnifiable Damage shall be determined, taking into account (i) the provisions of Article 7 hereof, to the extent only that any deduction to be made thereunder can be deemed to be certain and definitive on the date on which any such deduction is to be taken into account for the purposes of this paragraph and (ii) the reasonable estimate of Damage made by the Purchaser, to the extent that Damage is not then definitively quantifiable.

                                    In the event of increase of the Pledged
                           Stock pursuant to paragraph (x) and/or (y) above, the increased Pledged Stock shall remain subject to the said Pledge until respectively the relevant indemnification has been made and/or until the release of the guaranties and commitments referred to in Article 5.2.2 has been given.

                                    (c) In case of a public offering by the
                           Guarantor of its common stock, the Gautier Group would be allowed to sell 75% of the Stock subject to the terms of Article 2.2.3. However, the sale by Alian of the Pledged Stock, as defined in paragraphs (a) and (b) above, during any one of the Periods of Pledge, as defined in paragraph (a) above, shall only be permitted under this Agreement, subject to the terms of the Act and the securities law applicable thereto, if the proceeds of such sale are immediately deposited into an escrow account with an escrow agent acceptable to the Purchaser, and subject to the terms and conditions relating to such Pledged Stock contained in this Agreement. Any interest paid in relation to the proceeds of the sale placed in escrow shall accrue to the account of Alian.

       4.2.7               Certified copies of the minutes of the workers'
                  committee (comite d'entreprise) of the Company and, if applicable, of the Subsidiaries and of the Other Subsidiaries confirming that all information and consultation obligations have been fulfilled.

       4.2.8               Copies of all Material Contracts as defined in
                  Article 6.1.12.1 hereof.

       4.2.9               Duly executed amendments to Mr. Philippe Quintin, Mr.
                  Jean-Pierre Pecheur and Mr. Jean-Philippe Tible's employment contracts in compliance with the terms of Article 8.3 hereof.

4.3 The Vendors shall procure the holding, on the Closing Date, immediately prior to the transfer of the Shares to the Purchaser, of an extraordinary and ordinary shareholders' meeting of the Company for the purpose of (i) modifying the articles of association of the Company to adopt a traditional management structure with a board of directors and make such other modifications as the Purchaser shall request and (ii) appointing such persons as the Purchaser shall request as members of the new board of directors.

4.4 At the Closing Date, the Purchaser shall pay to each of the Vendors by certified check that part of the Cash Payment which is owed to them in cash as mentioned in Schedule 7 and each of the Vendors shall give to the Purchaser a receipt for that part of the Price received by him/it.

4.5 At the Closing Date, pursuant to the terms of Articles 2.1.3 and 2.2 hereof, Alian shall receive the Payment in Stock. For the purposes of attributing a value to the Payment in Stock, and thereby fixing the amount of Stock to be issued, reference shall be made to the common stock of the Guarantor with a par value of one US cent (USD 0.01) quoted on the NASDAQ National Market, the value of the said Stock being determined in accordance with the provisions of Article 4.6 below.

4.6 The value of the Stock shall be determined by taking the average daily closing price as reported in the Wall Street Journal of the Stock on the NASDAQ National Market during the thirty consecutive business days ending on the business day which is four business days prior to the date hereof (the "Average Stock Price"). The number of whole shares of Stock which shall be transferred to Alian shall be determined by dividing the amount giving rise to the Payment in Stock (i.e., 25 % of the price of the Shares held globally by the Gautier Group) by this Average Stock Price. Any balance due and payable in the form of Payment in Stock which could not give rise to the payment of an additional whole share of Stock will be paid in cash.

4.7 At the Closing Date, the Guarantor shall deliver to Alian four certificates for the Stock, as described in Article 2.2.2 (e) hereof, three of them, (corresponding to the amount of Stock to be pledged in respect of each Period of Pledge) to be endorsed in blank by Alian at Closing in order to perfect the pledge in compliance with the terms of the pledge agreement referred to in Article 4.2.6 hereof.

5.       VENDORS' RIGHTS AND OBLIGATIONS PENDING CLOSING
         -----------------------------------------------

5.1      Vendors' rights pending Closing
         -------------------------------

         It is expressly stated that the Purchaser is aware of the current negotiations described in paragraph F and G of the Preamble and furthermore has authorized the Vendors, in the event that they deem it appropriate, to procure that, prior to the Closing Date, the Company:

         5.1.1 complete the acquisition of 51% of the share capital of MCPL substantially in accordance with the terms of the agreement annexed at Schedule 10 and be granted an option to purchase the MCPL Option Shares, it being specified however that if, for the purposes of the MCPL acquisition, a guaranty is given by the Company in respect of the obligation of any other purchaser of MCPL shares in relation to the acquisition of such shares, such as the obligation to repay a loan taken out to finance the said acquisition, such guaranty shall have to be secured by a pledge taken simultaneously by the Company on the MCPL shares acquired by the purchaser whose obligations are thus guaranteed;

         5.1.2 sign the Chinese Joint-Venture Agreement substantially in accordance with the terms of the agreement annexed at Schedule 10.

5.2      Vendors' obligations pending Closing
         ------------------------------------

         5.2.1 As from the date hereof and up to and including the Closing Date, the Vendors shall procure that:

                  (a) the businesses of the Company and of the Subsidiaries shall be carried on in the ordinary course and in a prudent and appropriate manner and that any material adverse change in any of such businesses shall be notified immediately to the Purchaser in writing;

                           (b) the Company and the Subsidiaries shall
                  substantially comply with all relevant laws and regulations and, in particular, but without prejudice to the generality of the foregoing, with all applicable employment law requirements in relation to the subject matter of this Agreement;

                           (c) the Company shall not and shall procure that none
                  of the Subsidiaries shall, unless they have the prior written consent of the Purchaser, modify its articles of association (statuts), undertake any merger, spin-off or other form of reorganization or propose, declare or pay any dividend or grant any mortgage, pledge or security, or take any other measure which may encumber or otherwise affect the free disposition of their respective assets;

                           (d) save with the prior written consent of the
                  Purchaser, and except for (i) negotiated annual remuneration increases for employees employed on the date hereof by the Company and the Subsidiaries whose total cost, excluding seniority benefits and the increases which are mandatory under the law and the Collective Bargaining Agreement, shall not represent an increase of more than 3% of the total of their salaries and (ii) premiums and bonuses payable in 1997 to certain employees of the Company and of the Subsidiaries which have been fully accounted for in the Interim Statements for the amounts sets forth in Schedule 11 hereto, there shall be no increase or undertakings to increase the compensation payable or other benefits due to any members of the personnel or of any manager or mandataire social (whether or not having employee status) of the Company or of any of the Subsidiaries (such as premiums, profit sharing, pension or retirement rights or other similar benefits) nor shall the Company or any of the Subsidiaries hire or dismiss any corporate officers (cadres superieurs) or executive employees (cadres dirigeants);

                           (e) None of the properties, assets, books and records
                  of the Company and of the Subsidiaries shall be defaced, damaged, destroyed or removed from the premises of the Company or any of the subsidiaries pending the Closing Date;

                           (f) save with the prior agreement of the Purchaser,
                  the Company and the Subsidiaries shall not enter into any contracts which are subject to unusual or unduly onerous terms or which are outside the normal course of business of the Company or of the Subsidiaries concerned;

                           (g) save in respect of 1) the Chinese Joint-Venture,
                  2) the acquisition of an interest in MCPL as described in the Preamble and in Article 5.1.1 above, and 3) save with the prior agreement of the Purchaser, the Company and the Subsidiaries shall not undertake any capital or non-routine expenditure save where such expenditure is essential to preserve the value of an asset of the Company or of one of the Subsidiaries;

                           (h) save for the purposes of the MCPL acquisition, as
                  described in the preamble and in Article 5.1.1 below, or save with the prior agreement of the Purchaser, the Company and the Subsidiaries shall neither grant nor receive any loan from a third party for an aggregate sum in excess of FRF 100,000; nor shall they give any guaranty in respect of any third party's obligations.

       5.2.2 The Gautier Group shall put in hand forthwith the requisite steps to terminate as soon as possible all obligations of the Company and the Subsidiaries with regard to underwriting, guarantying or supporting the Other Subsidiaries (a complete and accurate list of such obligations appearing in Schedule 12 hereto), the Vendors undertaking to use their best endeavors to procure the release for the Company and the Subsidiaries from such obligations prior to the Closing Date and to the extent that such release cannot be put in place prior to the Closing Date, the Gautier Group hereby represents and warrants jointly and severally to hold the Purchaser, and to the extent necessary the Guarantor, harmless in respect of any claims made thereunder prior to the release of such obligations which shall in any event be completed not more than 90 days after the Closing Date. Any indemnification which shall be due by the Gautier Group to the Purchaser, or the Guarantor, if applicable, under this Article 5.2.2 shall be secured by the Pledged Stock, in compliance with
Article 4.2.6 hereof, for the full amount of the loss suffered by the Purchaser or the Guarantor or the Company or any of the Subsidiaries, as the case may be, it being specifically agreed that neither the deductible provided for in Article
7.3 below nor any of the provisions of Article 7 shall apply to limit such indemnification.

       5.2.3 The Vendors shall fulfill all legal requirements for the completion of this Agreement in connection with the obligation to inform and/or consult the workers' committee (comite d'entreprise) of the Company and of any Other Subsidiary at the Closing Date.

       5.2.4 The disposal by the Company of all of the Other Subsidiaries referred to in Article 3.1.3 shall be carried out in favor of any third party(ies) (it being specified that such third party(ies) could include any of the Vendors) without any representations and warranties other than those resulting from the general provisions of the French Civil Code applicable to the sale of goods and in accordance with the provisions set out in Schedule 13 hereto.

6.       REPRESENTATIONS AND WARRANTIES
         ------------------------------
a)
6.1 The Vendors now and at the Closing Date, hereby make the representations and give the warranties (herein called "the Representations and Warranties") set forth below:

         6.1.1    CORPORATE EXISTENCE AND CAPITALIZATION OF THE COMPANY

                  6.1.1.1           the Company is a societe anonyme a
                           directoire et a conseil de surveillance duly organized, validly existing under the laws of France whose registered office is at Z.I., rue d'Armor, 22400 Lamballe, registered at the Commercial and Companies Registry of Saint-Brieuc under number B347 994 196 and whose registered capital is FRF 15,000,000 divided into 150,000 shares (actions) of FRF 100 each;

                  6.1.1.2           a copy of the articles of association
                           (statuts) of the Company which is certified to be true and up-to-date on the date hereof is attached as
                           Schedule 14 hereto; a copy of the articles of association (statuts) of the Company which will be certified to be true and up-to-date on the Closing Date (reflecting only the transfers of shares referred to in paragraph B of the Preamble and in
                           Article 1.1 hereof) shall be delivered to the Purchaser at Closing; the minutes and other corporate records of the Company which shall be delivered to the Purchaser at Closing shall be on that date accurate and up-to-date; the Company's filings with the Commercial and Companies Registry are complete and up-to-date in all respects; the extract (extrait K-bis) from the Commercial and Companies Registry of Saint-Brieuc dated December 23, 1996 regarding the Company attached hereto as Schedule 14 is true and accurate;

                  6.1.1.3           the Company is not in a state of insolvency
                           or in suspension of payments (cessation des paiements) and is not and has never been subject to a judicial reorganization (redressement judiciaire) or judicial liquidation (liquidation judiciaire) proceedings or any other conciliation (reglement amiable) or collective bankruptcy proceedings provided for by Law No. 84-148 of March 1, 1984 nor has it requested an extension period (delai de grace) in application of Article 1244-1 of the French Civil Code;

                  6.1.1.4           except for possible minor infringements with
                           no significant financial implications, the Company
                           (i) has the corporate power and authority and holds all governmental and other authorizations and permits to own all of its properties and other assets and to carry on its business as it is currently being conducted, and (ii) is in compliance with all laws and regulations to which it is subject, it being specified that, save in respect of the quotation given to the DGA Angers for the supply of PVP in response to a tender dated November 26, 1996, neither the Company's present activity nor that of any of the Subsidiaries falls within the scope of activities covered by French Decree n(degree)95-589 of May 6, 1995;

                  6.1.1.5           as at the Closing Date, save with respect to
                           MCPL (in the event of completion prior to the Closing Date of the acquisition envisaged in Article 5.1.1), the Subsidiaries will be the only subsidiary companies of the Company, the disposal of all other former subsidiaries having taken place as stated in
                           Article 5.2.4 hereof. Neither the Company nor any of the Subsidiaries is or has over the last five years been, directly or indirectly a member of any partnership, joint venture, economic interest group or any other organization or structure having unlimited liability, with the exception of the Chinese Joint-Venture;

                  6.1.1.6           except as set forth in Schedule 15 and in
                           Schedule 8, neither the Company nor any of the Subsidiaries has since January 1, 1992 (i) held any shares in any corporation or (ii) exercised any mandate as board member or manager of any corporation or (iii) acted as de facto manager of any corporation;

         6.1.2    CORPORATE EXISTENCE AND CAPITALIZATION OF THE SUBSIDIARIES

                  6.1.2.1           as at the Closing Date, the Company shall
                           have only the Subsidiaries whose details are as listed at Schedule 6; none of the Subsidiaries has any shareholding or interest in any corporate entity;

                  6.1.2.2           a certified true and up-to-date copy of the
                           articles of association (statuts) of each of the Subsidiaries is attached as Schedule 16 hereto; the minutes and other corporate records of the Subsidiaries are accurate and up-to-date; save with respect to SBS' recent change of corporate form (from SA to SARL) for which the required formalities are still pending, the Subsidiaries' filings with the Commercial and Companies Registry are complete and up-to-date in all respects; the extract (extrait K-bis) from the Commercial and Companies Registry for each of the Subsidiaries is true and accurate and is as dated and found attached hereto at Schedule 16;

                  6.1.2.3           the Subsidiaries, except for SBS for which
                           no representation is made and no warranty given to that effect, are not in a state of insolvency or in suspension of payments (cessation des payments) and are not and never have been subject to a judicial reorganization (redressement judiciaire) or judicial liquidation (liquidation judiciaire) proceedings or any other conciliation (reglement amiable) or collective bankruptcy proceedings provided for by Law No. 84-148 of March 1, 1984 nor has it requested an extension period (delai de grace) in application of
                           Article 1244-1 of the French Civil Code;

                  6.1.2.4           the Subsidiaries, except for SBS for which
                           no representation is made and no warranty given to that effect other than what is specified in Schedule 17 and, except for possible minor infringements with no significant financial implications, (i) have the corporate power and authority and holds all governmental and other authorizations and permits to own all of its properties and other assets and to carry on their business as they are currently being conducted, and (ii) are in compliance with all laws and regulations to which they are subject. The Subsidiaries are not in default with respect to any judgment or order of any court, arbitral tribunal or government department or agency;


         6.1.3    THE SHARES AND THE MINORITY SHARES

                  6.1.3.1           the Shares represent the whole of the share
                           capital of the Company, are fully paid and are freely transferable; all the shares of the Subsidiaries are held by the Company with the exception of the Minority Shares and all such shares of the Subsidiaries including the Minority Shares are fully paid and, to the best of the Vendors' knowledge (based on their review of the articles of association and corporate registers of the Subsidiary concerned), freely transferable, subject to the board of directors' approval, as regards Hellio and the shareholders' approval (as regards SBS and NC).

                  6.1.3.2           there exists no agreement or undertaking
                           pursuant to which any person is or could become entitled to request the issue of new shares by the Company or by any of the Subsidiaries. The Company has not issued any securities which could give rise to a capital increase or the issue of securities granting the right to any amount which the Company may distribute or voting rights or which could result in any limitation of the rights attached to the Shares. The provisions of this Article 6.1.3.2 apply mutatis mutandis to the Subsidiaries;

                  6.1.3.3           Each of the shareholders listed in Schedule
                           5 (a) has, on the date hereof, full and valid title to those of the Shares set out against his/its name and each of the Vendors shall, on the Closing Date, have full and valid title to those of the Shares set out against his/its name in Schedule 5 (b) hereto; the Company and, to the best of the Vendors' knowledge (based on their review of the articles of association and corporate registers of the Subsidiary concerned), the holders of the Minority Shares, have full and valid title to the shares of the Subsidiaries set out against their respective names in Schedule 6; the Shares, the shares of the Subsidiaries held by the Company and, to the best of the Vendors' knowledge (based on their review of the articles of association and corporate registers of the Subsidiary concerned), the Minority Shares are free from any lien charge or encumbrance or any other third party rights (save as mentioned in Schedule 6 regarding the Minority Shares) and at the Closing Date, title to the Shares shall be validly transferred to the Purchaser or to such person or persons as the Purchaser may specify, with the consent of the spouse of any individual Vendors, to the extent necessary. All the authorizations which must be obtained prior to the transfer of the Shares, in application of the Company's statuts and the law, have been or will, at the Closing Date, have been obtained.


                  6.1.4     EFFECTS OF THE TRANSFER OF THE SHARES

                                    6.1.4.1 Save as mentioned in Schedule 18,
                           the transfer of the Shares to or in accordance with the instructions of the Purchaser will not result in:

                           (i)               any breach of any agreement or
                                    undertaking by the Company or any of the Subsidiaries;

                            (ii)             the possibility for any person
                                    having dealings with the Company or any of the Subsidiaries (a) to terminate any agreement or contract or to modify the effects thereof, or (b) to claim the reimbursement of any subsidy or grant or loan or advance, save with respect to the rights of Mr. and Mrs. Gerard Hellio pursuant to the Share Sale Agreement entered into between them and the Company on March 20, 1995; however, the Gautier Group hereby represents and declares that it shall make its best efforts to obtain that Mr. and Mrs. Gerard Hellio will not exercise their rights under such Share Sale Agreement to require the payment before normal due date of the Company's debt towards them.

                            (iii)           the modification, cancellation or
                                    revocation of any permit, authorization or license, necessary for the operations of the Company's or of the Subsidiaries' activities or the modification, cancellation or revocation of any preferential tax regime or subsidy or other assistance granted by public or quasi-public authorities;

                            (iv)             the possibility for a third party
                                    to invoke any guaranty, surety, letter of comfort or any other document having an equivalent effect which may have been granted by or in favor of the Company or any of the Subsidiaries.

         6.1.5    FINANCIAL STATEMENTS OF THE COMPANY AND THE SUBSIDIARIES

                  6.1.5.1           copies of an interim balance sheet and
                           profit and loss account together with annexed documents referred to in Article 8 of the Code de Commerce ("l'Annexe") of the Company and of the Subsidiaries, as prepared by the Vendors as at September 30, 1996 (hereinafter called "the Balance Sheet Date") (hereinafter called the "Interim Statements") are annexed as Schedule 19;

                  6.1.5.2           the Interim Statements were prepared in
                           accordance with the accounting principles generally accepted in France (being, in the case of the Company and the Subsidiaries defined in the Nouveau Plan Comptable Francais and drawn up in accordance with the recommendations of the Ordre des Experts-Comptables Francais and the Conseil National de la Comptabilite) which principles have been consistently applied by the Company and the Subsidiaries;

                  6.1.5.3           the Interim Statements were prepared in the
                           form required by relevant law and show a true and fair view of the position of the Company and of the Subsidiaries at, and the results of their respective operations for the financial period ended on, the Balance Sheet Date;

                  6.1.5.4           at the Balance Sheet Date, the Company and
                           the Subsidiaries had no liabilities or obligations other than those set out, or for which adequate provision has been made, in the Interim Statements;

                  6.1.5.5           the depreciation and other provisions
                           appearing in the Interim Statements have been determined in accordance with applicable legislation and in the context in which they were made, they are sufficient and conservative;

                  6.1.5.6           all the accounts, books and records of the
                           Company and of the Subsidiaries have been kept and completed in compliance with the law. They give a true and fair view of the accounting position of the Company and the Subsidiaries.

       6.1.6    RECEIVABLES

                  6.1.6.1           the trade and other receivables of the
                           Company and of the Subsidiaries as shown in the Interim Statements and any receivables which have arisen since the Balance Sheet Date are valid and have been recovered, or are recoverable in full, within six months from their due date (subject, in the case of receivables shown in the Interim Statements, to any provision for bad and/or doubtful debts appearing therein). In this connection, the Purchaser undertakes to procure that the Company will make all reasonable efforts in light of its usual practice to recover all of its receivables within six months from their due date; after the expiry of this six month period following a receivable's due date, the Purchaser represents that if it is reasonably appropriate, in light of its usual practice, for the Company or the Subsidiary concerned, to continue to make it best efforts to try to recover it, it shall procure that the Company or the Subsidiary concerned do so.


         6.1.7    INVENTORIES

                  6.1.7.1           the inventories set out in the Interim
                           Statements consist of usable articles which can be sold in the normal course of business at a price at least equal to the value at which they appear in the Interim Statements, namely the lower of cost and net realizable value. The Company and the Subsidiaries do not hold in their inventories any products on consignment which belong to third parties (save, possibly, as regards that part of SBS's inventory which was acquired from SIBS), and no undertakings have been given to take back the inventories of any agents, distributors or other representatives of the Company or of the Subsidiaries. Inventories acquired since the Balance Sheet Date consist of quality, usable articles which can be sold in the normal course of business and are carried in the books at the lower of cost and net realizable value. The current levels of inventories are adequate for the present and anticipated requirements of the Company and of the Subsidiaries.

         6.1.8    TAXES AND SOCIAL CHARGES

                  6.1.8.1           the provisions for taxes and the provisions
                           for social and parafiscal charges (including, but not limited to, social security contributions, and contributions to complementary welfare and pension schemes) which appear in the Interim Statements are sufficient for the payment of all taxes, social and parafiscal charges due or accrued at the Balance Sheet Date (regardless of the date of the event which is the origin of the taxes, social or parafiscal charges and regardless of the date on which payment thereof is due). The Company and the Subsidiaries have filed all national, departmental and local tax and social declarations at the required time and have kept copies of the originals filed. All State, departmental and local taxes, and duties (including, but not limited to, corporation tax, value added tax, business tax, registration tax, land tax and customs duties) and all social and parafiscal charges owed by the Company and/or the Subsidiaries or payable at the date hereof have been paid within the legal time limits;

                  6.1.8.2           the Company and the Subsidiaries have
                           withheld all tax and/or social or parafiscal charges to be withheld by them in respect of wages, license fees, interest or any other sum payable them;

                  6.1.8.3           the interest paid to the Company's
                           shareholders prior to the date hereof has never exceeded the maximum authorized by Articles 39-1 3(degree) and 212 of the General Tax Code.

                  6.1.8.4           there are no taxes or allied parafiscal
                           charges due as a result of the transfers of the shares of the Other Subsidiaries mentioned in Article
                           5.2.4 hereof (regardless of the date of the event which is the origin of the taxes or parafiscal charges and regardless of the date on which payment thereof is due), with the exception of the capital gain tax which may result from the sale of those shares in the conditions set forth in Article 5.2.4 and Schedule 13.

         6.1.9    OWNERSHIP OF ASSETS

                  6.1.9.1           the Company and each of the Subsidiaries has
                           full and unencumbered title to all its assets including its on-going business(es) (fonds de commerce), with the exception of SBS to the extent described in Schedule 17 and with the exception of the pledges listed in Schedule 20, for which the Vendors hereby represent that they are not aware of any reason why such pledges should be enforced, that all payments made thereunder have been made in good order and are up-to-date. All tangible assets (both real estate and otherwise) are in serviceable condition and are fit for the purpose for which they are intended, subject only to normal wear and tear, and have been consistently and properly maintained;

                  6.1.9.2           save as mentioned in Article 6.1.1.4 and in
                           Article 6.1.9.1, as regards SBS, the carrying on of business and the use by the Company and each of the Subsidiaries of its respective assets is substantially in accordance with all legal or regulatory requirements, particularly with regard to health and safety.

         6.1.10   LEASES

                  6.1.10.1          Details of all lease agreements to which the
                           Company and any of the Subsidiaries is a party whether as lessor or lessee (of which copies have been supplied to the Purchaser) appear in Schedule 21;

                  6.1.10.2          each of the leases of real or personal
                           property to which the Company or any of the Subsidiaries is a party, either as lessor or lessee, is valid and enforceable in accordance with its terms. All the premises in which the Company and any of the Subsidiaries carries on its activity under a commercial lease subject to the provisions of the Decree of September 30, 1953 are registered with the relevant Commercial and Companies Registries; it being specified that the Company holds certain premises in Evry under a valid commercial lease and that such premises may be sub-leased in the future, with the landlord's consent, to SBS.

                  6.1.10.3          no notice to terminate has been given to the
                           Company or any of the Subsidiaries in respect of any of the leases attached as Schedule 21 and neither the Company nor any of the Subsidiaries has been responsible for any act or omission which could justify the lessor in terminating any such lease.

         6.1.11   INTELLECTUAL PROPERTY

                  6.1.11.1  Schedule 22 contains:

                                    (i) a list of the patents, trademarks, trade
                           names, copyright, logos, designs, software and other intellectual property rights (hereinafter called "the Rights") owned by the Company and the Subsidiaries;

                                    (ii) a list of the Rights used by the
                           Company and the Subsidiaries;

                                    (iii) a list of the Rights owned by the
                           Company but the use of which has been granted to third parties and the main terms and conditions under which such use has been granted;

                  6.1.11.2          The Vendors hereby represent that they are
                           aware of certain infringements of patents registered in the name of the Company or the Subsidiaries and acknowledge that such rights have not been defended in view of the disproportionate cost of such defense as compared with the commercial value of the patents.

                  6.1.11.3          No Rights are used by the Company or any of
                           the Subsidiaries which would require licenses from third parties.

                  6.1.11.4          Schedule 23 contains details of the
                           trademarks mentioned in 6.1.11.1 above including the name of their registered owner and the class in which they are registered. These trademarks have been used continuously for the class of goods or services for which they are registered throughout the past five years, solely by their registered owner, who has neither during such period had its rights to such trademarks contested or challenged nor has allowed or tolerated the use of such trademarks, or trademarks of such a similar nature as to constitute infringements thereof, by any other individual or corporate entity at any time during the same five year period.

                  6.1.11.5          to the best of the Vendors' knowledge,
                           neither the Company nor any of the Subsidiaries has infringed, or does infringe, any right belonging to any third party relating to any patent, trademark, trade name, copyright, logo, design or software or any other intellectual property rights belonging to third parties;

                  6.1.11.6          none of the Vendors and, to the best of the
                           Vendors' knowledge, none of the directors or managers of the Company or any of the Subsidiaries owns, directly or indirectly, in whole or in part, any patent, trademark or other intellectual or industrial property right to which the Company or any of the Subsidiaries has a license or which are necessary or desirable for their commercial activities as presently carried on;

                  6.1.11.7          the Company has the unfettered right to use
                           its corporate name of which it has full title and enjoyment, without paying any royalty to a third party. The same applies to each of the Subsidiaries.

         6.1.12   CONTRACTS

                  6.1.12.1          The Vendors shall remit to the Purchaser, at
                           Closing, a copy of all contracts, commitments, agreements and guaranties or other undertakings of all types (financial, commercial or other) to which the Company and/or any of the Subsidiaries is a party (including, but not limited to, those which contain an exclusivity commitment by, or for the benefit of, the Company or any of the Subsidiaries or contain any commitment by any party not to compete with any other) which are material to the management, development or marketing of the Company and the Subsidiaries or are for the manufacture, sale, supply of armored vehicles and all armoring supplies and parts (hereinafter called "Material Contracts");

                  6.1.12.2          neither the Company nor any of the
                           Subsidiaries has (i) entered into any Material Contract which gives rise to duties or liabilities which are unusual in relation to the normal rules of proper management of a commercial enterprise, and
                           (ii) is in breach of any of its obligations under any Material Contract;

                  6.1.12.3          all Material Contracts represent valid
                           enforceable obligations. Except for possible minor infringements with no significant financial adverse impact on the Company or any of the Subsidiaries, no such Material Contract has been entered into in violation of applicable laws or regulations and the Company and the Subsidiaries and the other contracting parties have respected their obligations thereunder;

                  6.1.12.4          save as mentioned in Schedule 24 with regard
                           to Hellio, subject to the terms of Article 6.1.4.1, the transfer of the Shares on the Closing Date will not result in the accelerated maturity of any loan or guaranty agreement or any other payment to be made to any third party under any other contract or arrangement to which the Company or any of the Subsidiaries is a party;

                  6.1.12.5          save as mentioned in Schedule 24 with regard
                           to Hellio, subject to the terms of Article 6.1.4.1, the execution and performance of this Agreement (i) do not and will not result directly in the termination of any Material Contract or will not grant to any other contracting party the right to terminate or modify any such Material Contract and
                           (ii) do not and will not conflict with or result in any violation or breach by the Company or any of the Subsidiaries under any Material Contract;

                  6.1.12.6          neither the Vendors nor the Company nor any
                           of the Subsidiaries has received any notice whatever pursuant to which any of the ten largest customers of, or suppliers or lenders to, the Company or any of the Subsidiaries has disclosed its intention to cease or substantially reduce its commercial relationship with the Company or any of the Subsidiaries for any reason whatsoever including, without limitation, as a result of the transfer of the Shares to the Purchaser;

                  6.1.12.7          save in respect of the lease entered into
                           between the Company and SCI Bondoufle for the Evry premises and in respect of Messrs. Pecheur, Tible and Quintin's employment contracts listed in Schedule 26, neither the Company nor any of the Subsidiaries is bound by any contract, commitment or other arrangement directly or indirectly with any of the Vendors or any of their corporate officers (mandataires sociaux) or any of their spouses, parents or children or any legal entity controlled by any of them.

                  6.1.12.8          neither the Company nor any of the
                           Subsidiaries have entered into an agreement for the sale of any of their on-going businesses (fonds de commerce) or shares or interests in any corporate entity, which granted any other party the right to make a claim for indemnification thereunder which was not time-barred by the Balance Sheet Date;

                  6.1.12.9          save as set forth in Article 5.1, neither
                           the Company nor any of the Subsidiaries have entered into any negotiations for the sale or purchase of any on-going business (fonds de commerce), shares or interests in any corporate entity, which have reached such a stage at the Closing Date that if the Company or the Subsidiaries were to withdraw from these negotiations such withdrawal would give rise to a claim against the Company or the Subsidiaries for wrongful and abusive termination of negotiations (rupture abusive de pourparlers);

                  6.1.12.10         without prejudice to the provisions of
                           Article 5.2.2 hereof, and, save as set forth in
                           Schedule 25, neither the Company nor any of the Subsidiaries has made any representation or granted any right of recourse, warranty or guaranty of any kind whatsoever, whether by act or omission, in favor or in respect of the Other Subsidiaries.

         6.1.13   PERSONNEL

                  6.1.13.1  set out in Schedule 26 are:

                            (i)              a list of all the employees of the
                                    Company and of the Subsidiaries including their age, seniority and present annual I remuneration (including any right to bonus, profit sharing or benefits in kind in excess of what is provided for in the law or the applicable collective bargaining agreement) and, for persons having an employment contract for a definite period, the date of expiration of the contract;

                            (ii)             a list of all the corporate
                                    officers of the Company and of the
                                    Subsidiaries which are entitled in that
                                    capacity to any remuneration (including
                                    bonuses, profit sharing, benefits in kind, pension benefits), details of which appear in Schedule 26.

                            (iii)            a list of all pension benefits
                                    offered by the Company and the Subsidiaries to any of its/their present or former employees or corporate officers all of which benefits, save as mentioned in Schedule 26, appear in the Annexe to the Interim Statements;

                            (iii)            a list of temporary personnel, of
                                    outside collaborators, of sales
                                    representatives (VRPs) and any other persons who do not have the status of salaried employees but who regularly collaborate in the operations of the Company and of the Subsidiaries and receive some remuneration from the Company or any of the Subsidiaries in that connection; and

                            (iv)             a list of the collective bargaining
                                    and other collective agreements applicable to the personnel of the Company and, to the extent applicable, of the Subsidiaries (including any agreement relating to bonuses, pensions, deferred remuneration, profit sharing or share option schemes);

                  6.1.13.2          the Company and the Subsidiaries have
                           satisfied substantially, and continue to satisfy substantially all their obligations pursuant to applicable labor law;

                  6.1.13.3          to the best of the knowledge of the Vendors,
                           none of the employees of the Company or of the Subsidiaries has made it known that he/she intends to terminate his/her employment agreement;

                  6.1.13.4          there have been no strikes, lock-outs,
                           sit-ins or other industrial action at any of the premises of the Company or of the Subsidiaries during the nine months prior to the date hereof and the Vendors have no knowledge of any such industrial action being threatened or pending.

         6.1.14   INSURANCE

                6.1.14.1            set out in Schedule 27 are details of all
                           insurance policies (of which copies have been supplied to the Purchaser) covering the activities of the Company and of the Subsidiaries and all the assets owned, leased or used by them; it is specified that the three insurance policies mentioned in such Schedule regarding Hellio are subject to current negotiations in order to be renewed on terms which, taken into account that the coverage under the new policies will be more adequate in view of Hellio's activity, may result in increased premiums, such increases however being justified and reasonable in view of the benefit that will result from such new policies for the company concerned.

                6.1.14.2            the Company and each of the Subsidiaries
                           have fulfilled all of their obligations pursuant to the insurance policies, in particular with respect to the declarations of risks and claims and the payment of premiums relating to such policies. Save as mentioned in Article 6.1.14.1 in respect of the policies that are in the process of being negotiated, neither Company nor any of the Subsidiaries has received any notice of termination or non-renewal or received any notice from any of the relevant insurance companies of their intention substantially to increase the premiums due, or to raise the franchises or to reduce the cover provided.


         6.1.15   PRODUCT LIABILITY

                  6.1.15.1          in respect of products sold by the Company
                           or any of the Subsidiaries and which, on the Balance Sheet Date, were covered under the Company's or Subsidiaries' sales warranty, a provision was made in the Interim Statements for FRF 1,600,000;

                  6.1.15.2          no claim is pending or has been made or is
                           threatened verbally or in writing on the Company or on any of the Subsidiaries in respect of other loss, not covered under the Company's or Subsidiaries' sales warranty, resulting from a significant defect in any product manufactured, assembled or sold by the Company or any of the Subsidiaries.

         6.1.16   ENVIRONMENT

                           Save as disclosed in the environmental audit report
                  referred to in Article 3.1.2 hereof, a copy of which shall be remitted by the Purchaser to the Vendors prior to Closing and which shall be deemed to be a part of this Agreement,

                  6.1.16.1          the Company and the Subsidiaries have always
                           run their activities substantially in compliance with the applicable laws and regulations in force concerning the protection of the environment, and no product manufactured, assembled or sold or any service supplied by the Company or any of the Subsidiaries is in violation of such laws and regulations;

                  6.1.16.2          the Company and the Subsidiaries have at all
                           times obtained and complied substantially with all authorizations, licenses and other approvals required by the laws and regulations in force and have not received any notification from any competent body to the effect that any such authorization, license or approval has not been substantially complied with or has been withdrawn;

                  6.1.16.3          no leak or spill or disposal of any
                           substance, material or waste which is regulated as "toxic" or "hazardous" under any applicable environmental regulation has occurred on any of the real properties currently owned or occupied by the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries is obligated or reasonably likely to become obligated to clean up or otherwise remedy any contaminated surface water, ground water or soil;

                  6.1.16.4          there are no storage tanks located on any
                           real property occupied by the Company or any of the Subsidiaries, whether on the premises or underground, which have created or are likely to create any environmental hazard, given their current use.

         6.1.17   LITIGATION

                  6.1.17.1          save for the cases brief details of which
                           are set out in Schedule 28, there is no current, threatened (verbally or in writing) or pending litigation, arbitration, claim, administrative proceeding, administrative or tax investigation or any other action or proceeding pending or threatened whether as plaintiff or defendant in relation to the Company or any of the Subsidiaries relating to payments of amounts in excess of FRF 50,000 or assets worth in excess of such amount, or which could have a material negative impact on the business of the Company or the Subsidiaries and the Vendors are unaware of any facts which might give rise to any such action or proceeding. The provisions shown in the Interim Statements have been determined in accordance with applicable legislation and, in the context in which they were made, they are sufficient, to cover any liability (excluding legal fees) in relation to such actions and are conservative. Neither the Company nor any of the Subsidiaries is in default with respect to any judgment or order of any court, arbitral tribunal or government department or agency.


         6.1.18   ABSENCE OF CHANGES

                  6.1.18.1          save in respect of Article 5.1 and 5.2
                           hereof, which, on the Closing Date, will have been fully complied with and save as mentioned in Schedule 28 bis, since the Balance Sheet Date and until the date hereof, there has not been in relation to the Company or (where the context so permits) to any of the Subsidiaries:

                            (i)             any change in the financial
                                    position, the assets, liabilities, business or operations otherwise than in the normal course of business;

                            (ii)            save with the prior written consent
                                    of the Purchaser, any declaration or payment of any dividend or any other distribution of profits or reserves;

                            (iii)           any damage, destruction or other
                                    casualty loss (whether or not covered by insurance) materially affecting the business or financial position of the Company or any of the Subsidiaries;

                            (iv)            any purchase or sale of securities
                                    by the Company or any of the Subsidiaries, or the issuance by the Company or any of the Subsidiaries of shares or other securities, rights or options to purchase or subscribe shares in the Company or any of the Subsidiaries or which are capable of granting the right to acquire or subscribe securities which represent a share in the capital of the Company or that of the Subsidiaries;

                            (v)              any loan incurred, granted,
                                    promised or secured by the Company or by any of the Subsidiaries in excess of FRF 100,000;

                            (vi)             save as contained in the Material
                                    Contracts which will be remitted to the
                                    Purchaser at Closing pursuant to the terms of Article 6.1.12.1 hereof, the assumption of an obligation or liability other than current obligations or liabilities incurred in the normal course of business;

                            (vii)            any termination, waiver, amendment
                                    of, or default in relation to, any contract, undertaking or arrangement other than in the normal course of business;

                            (viii)           save as provided for in Article
                                    5.2.1 (d), any increase or promised increase in the remuneration of the employees, agents, sales representatives or corporate officers or in any of their benefits;

                            (ix)             any sale, lease or transfer of any
                                    tangible or intangible assets other than items of stock in the normal course of business, nor any cancellation or waiver of any receivables save in respect of Article
                                    5.1 hereof

                            (x)              any guaranty, surety or letter of
                                    comfort in respect of the obligations of third parties, save as mentioned in Article
                                    5.2.1 (h) and 5.2.2;.

                            (xi)             any lien, security interest,
                                    pledge, mortgage, easement, or other charge granted over any tangible or intangible assets.

         6.1.19   LISTS

                  6.1.19.1          set out in Schedule 29, save in respect of
                           the Material Contracts which will be remitted to the Purchaser at Closing pursuant to the terms of Article
                           6.1.12.1 hereof, are lists showing in relation to the Company and each of the Subsidiaries:

                            (i)              the name and address of each person
                                    who has received general or special powers;

                            (ii)             all real estate, land, facilities
                                    or other property owned, rented, leased or otherwise occupied including the Evry lease;

                            (iii)            banks and bank accounts and credit
                                    lines showing (a) the names of people with power of signature, (b) the amount of each credit line and the level of utilization and any long, medium or short term credit or any other financing agreement, and (c) the amount of any borrowing guarantied by the Company or by any of the Subsidiaries or any third party;

                            (iv)             all guaranties, sureties or
                                    endorsements granted in favor of third
                                    parties;

                            (v)              the name of each corporate officer
                                    (mandataire social) and of the gross annual remuneration (including all benefits) of each of them;

                            (vi)             all agency, license, distribution
                                    or representation agreements;

                            (vii)            all grants, subsidies or other
                                    public benefits in excess of FRF 100,000 which the Company or any of the Subsidiaries is under a contingent liability to repay;

                            (viii)           the ten main existing customers and
                                    suppliers, assessed by reference to trading turnover of each customer and supplier with the Company and the Subsidiaries.

         6.1.20   GENERAL

                  6.1.20.1          all the information contained in this
                           Agreement including the recitals and the Schedules hereto is sincere and accurate;

                  6.1.20.2          there is no existing significant fact or
                           event known to the Vendors which is likely to have a significant negative effect on the assets, business or activities of the Company or any of the Subsidiaries which has not been disclosed to the Purchaser by or on behalf of the Vendors in writing;

                  6.1.20.3          for the purposes of Article 6.1.20.2, the
                           Vendors shall be deemed to have knowledge of a fact or event if any one of them or any of the other corporate officers (mandataires sociaux) of the Company or of any of the Subsidiaries had knowledge of it.

       6.1.21   AUTHORITY RELATIVE TO THIS AGREEMENT

                  6.1.21.1          the execution and performance of this
                           Agreement by the Vendors do not and will not conflict with or result in any violation or breach of, or any default under, any law or any obligation of the Vendors or any of them or any other agreement to which any of them is a party, nor is there any litigation current or pending involving any of the Vendors which could prevent or hinder their execution and performance of this Agreement; the same is true as regards the Purchaser and the Guarantor.

                  6.1.21.2          the Vendors on the one hand and the
                           Purchaser and the Guarantor on the other hand have full corporate or individual power, authority and right to enter into this Agreement and to consummate the transactions contemplated hereby. The boards of directors and shareholders of those of the Vendors which are corporate entities on the one hand and the boards of directors of the Purchaser and of the Guarantor on the other hand have taken all necessary corporate action duly to authorize the execution and performance of this Agreement.

6.2 The Vendors recognize and accept that the Purchaser has entered into this Agreement in reliance on the Representations and Warranties.

7.       INDEMNIFICATION
         ---------------

7.1
                  The Vendors undertake to indemnify the Purchaser, by way of a refund of the Price, or, if the Purchaser in its absolute discretion so wishes, by making good and holding harmless the Company or any of the relevant Subsidiaries, for an amount (hereinafter called "Damage") equal to :

         7.1.1 any increase in any liabilities or any reduction of assets (taking into account the accounting methods currently used by the Company and/or the Subsidiaries) as compared with the Interim Statements provided that the origin of such increase or reduction is prior to the Balance Sheet Date (i.e. September 30, 1996) and that the effect thereof, if it were taken into account, would be to reduce the Net Assets of the Company (or, as the case may be, of the Subsidiary concerned), as at September 30, 1996, below the amount of the Net Assets of the Company, (or as the case may be, of that of the Subsidiary concerned), as shown in the Interim Statements, the resulting shortfall of Net Assets representing the amount of Damage giving rise to indemnification under this Article; for the purposes of this Article, it is recalled that the Net Assets of the Company and of the Subsidiaries as they appear in the Interim

                  Statements are as follows: FRF 30,875,918, for the Company, FRF 5,325,829 for Hellio, FRF 621,068 for SBS and FRF 908,353 for NC.

         7.1.2 any loss suffered by the Company and/or any of the Subsidiaries, which results from any inaccuracy in the Representations and Warranties set forth in Article 6 hereof and which has not already given rise to indemnification pursuant to Article 7.1.1 above.

7.2 The division of liability as between the Vendors, shall be (i) joint and several as between the members of the Gautier Group to the extent of 98.344 per cent, such figure reflecting the percentage of Shares sold by the Gautier Group, and (ii) individual and sole with regard to the other Vendors in proportion to the percentage of Shares held by each of them, as stated below:

         (1)      up to 1.1413 percent by Mr. Jean-Pierre Pecheur
         (2)      up to 0.3781 percent by Mr. Jean-Philippe Tible
         (3)      up to 0.1366 percent by Mr. Philippe Quintin


7.3 Save as mentioned in Article 5.2.2, the Vendors shall not be liable to indemnify the Purchaser unless the cumulative total of all Damage suffered by the Purchaser or the Company or the Subsidiaries is higher than seven hundred and fifty thousand French francs (FRF 750,000). This amount shall be considered as a deductible. In consequence, in the event that the cumulative total of the Damage exceeds FRF 750,000, the Vendors shall only be required to indemnify the Purchaser in respect of the amount above and in excess of the agreed deductible of FRF 750,000.

7.4 It is specifically agreed that the maximum cumulative amount of indemnifiable Damage under this Article 7, shall not exceed the value of the Price, as defined in Article 2.1.1 above.

7.5 Furthermore, it is specifically agreed that no indemnification will be due from the Vendors in respect of facts or circumstances which are disclosed in this Agreement or in any of the Schedules hereto.

7.6 For the calculation of Damage resulting from the terms of Article 7.1.1, any increase in the value of any assets or reduction in any liabilities as at the Balance Sheet Date compared with the Interim Statements (such as, for example, a reduction of liabilities resulting from a provision made in the Interim Statements which would in the end appear to be totally or partially unfounded) shall be taken into account and automatically set off against any indemnity which may be due by the Vendors to the Purchaser pursuant to Article 7. The Purchaser hereby undertakes to provide the Vendors with all relevant information, reasonably requested by the Vendors in this respect.

7.7 The parties agree that if it emerges that any Damage is deductible from the taxable results of the Company or the Subsidiaries, the amount of any indemnity to be paid by the Vendors shall be reduced by the tax saving effectively made by the Company or the Subsidiary concerned. The Purchaser shall procure in this respect that the Company and the Subsidiaries shall use their best endeavors to obtain all tax saving measures which are reasonably available to them and which do not give rise to any adverse effect on the Company or the Subsidiaries.

7.8 The parties agree that if it emerges that any indemnification under insurance contracts is paid to the Company or any of the Subsidiaries which reduces the Damage suffered by the Company or the Subsidiaries, such sums shall be deductible from the Damage. The Purchaser shall procure in this respect that the Company and the Subsidiaries shall use their best endeavors to obtain the benefit of all insurance policies in their favor, which are reasonably available to them and which do not give rise to any adverse effect on the Company or the Subsidiaries.

7.9 Moreover, for the calculation of the Damage, any tax reassessment, including in particular those relating to depreciation, inventory and/or provisions, which lead merely to a time-lag in taxation (or to a transfer of taxation from one fiscal year to another) shall not be taken into account inasmuch as it does not result in a final expense in principal, penalties or indemnity for late payment, unless, for example, such temporary tax cost becomes a definitive tax cost as a result of the effect of the tax principle relating to the inability to amend the balance sheet for the year following the last fiscal year that has become statute barred for tax claims ("principe d'intangibilite du bilan d'ouverture").

7.10 Save for claims in respect of fiscal, parafiscal or social security matters which may be made up to the expiry of the relevant legal prescription period, and for claims in respect of environmental matters (Article 6.1.16) which may be made up to five years following the Closing Date, any claim for indemnification pursuant to Article 7.1 must be made no later than the three years following the Closing Date by notice in writing, to the Vendors in accordance with Article 12 hereof. Such notice shall give brief details of the relevant facts and an estimate of the Damage.

7.11 Indemnification shall be due if notice of the relevant facts, giving rise to Damage, is given within the relevant period even if the quantification of the Damage does not take place until after the expiration of such period.

7.12 Damage shall not be deemed to be quantifiable unless and until all rights of recourse which may be legally and reasonably exercised against third parties, taking into account the business interests of the Company and the Subsidiaries and those of the Vendors, have been exhausted.

7.13 In the event that notice of a certain fact giving rise to Damage is given within the relevant period, pursuant to Article 7.10, yet it has not been possible to quantify the Damage in question in the given time, the pledge over the Pledged Stock referred to in Article 4.2.6 hereof or the duration of the escrow alternative as referred to in Article 4.2.6 (c)above shall be extended, until such Damage has been quantified, and thereafter, until the relevant indemnification has been made.

7.14 In the event that any Damage results from a demand or claim made by a third party, the Purchaser shall notify the Vendors as quickly as possible, and in any case within a maximum of thirty days, of the Purchaser becoming aware of the same, (or sooner if the facts dictate that a reply or some action is needed sooner). In default of the Purchaser giving notice within such period or more generally in case of significant violation by the Purchaser of its information obligation set out in Article 7.16 below, it shall be deemed to have waived its rights accruing thereunder, provided that the Vendors can show that the Purchaser's failure to give such notice or such information by the given date has had a significant adverse effect on the Vendors' ability to resist or defend the third party's claim and, subsequently, on the Vendors' indemnification obligation hereunder.

7.15 Furthermore, for as long as Mr. Gautier and/or any of the Vendors shall remain involved in the affairs of the Company or of any of the Subsidiaries as officers (mandataire social) or as employees of the Company and/or of any of the Subsidiaries, they shall inform the Purchaser promptly of any such demand or claim made by a third party against the Company and/or any of the Subsidiaries.

7.16 The Purchaser shall procure that the Vendors receive copies or be kept informed promptly of any correspondence, relevant document, significant meeting due to take place or significant telephone conversation which may have taken place regarding any demand or claim made by a third party, and generally shall do what may be reasonably required so as to enable the Vendors to defend their interests in this connection.

7.17 Regarding third party claims of a commercial nature which could give rise to Damage:

         7.17.1 the Purchaser shall have the right to settle, negotiate or otherwise conclude the matters concerning these demands or claims, subject to the Vendors' approval, which shall not be unreasonably withheld in the context of the Company's business interests and those of the Vendors;

         7.17.2. the Purchaser and the company involved (the Company and/or the Subsidiaries) shall consult with the Vendors with regard to possible lines of defense and argument, strategy and in general all relevant and significant information concerning the claim.

7.18     Regarding all other third party claims which could give rise to Damage:

         7.18.1 the Vendors shall have the right to settle, negotiate or otherwise conclude the matters concerning these demands or claims, subject to the Purchaser's approval which shall not be unreasonably withheld in the context of the Company's business interests and those of the Vendors.

         7.18.2 the Vendors shall consult with the Purchaser with regard to possible lines of defense and argument, strategy and in general all relevant and significant information concerning the claim.

7.19 For all litigation relating to third party claims of a commercial nature which could give rise to Damage, the Purchaser shall have the right to choose and appoint the lawyer representing the interests of the Company or relevant Subsidiary, subject to the Vendors' approval which shall not be unreasonably withheld; for all litigation relating to other third party claims which could give rise to Damage, the Vendors shall have the right to choose and appoint the lawyer representing the interests of the Company or relevant Subsidiary, subject to the Purchaser's approval which shall not be unreasonably withheld; for all litigation relating to third party claims, the party which will have appointed the lawyer pursuant to the first part of this Article shall procure that the said lawyer report on the development of the proceedings to both parties, as regularly and diligently as the parties may reasonably, together or separately, so require; for all such litigation relating to third party claim, regardless of the party which will have appointed the lawyer as mentioned above and regardless of the outcome of the claim and all ensuing litigation, the Purchaser and Vendors agree to bear equally all legal costs related thereto.

7.20     Payments under this Article 7 shall be deemed to fall due:

         7.20.1 in respect of any insufficiency resulting from a loss of assets, as compared with the Interim Statements, which affects the Company and/or any one of the Subsidiaries, from the moment the said loss of assets is definitive, which, in respect of receivables, is agreed by the parties to be six (6) months after the date on which payment was due; without prejudice to the foregoing, it is agreed that if it is reasonably appropriate in light of its usual practice, for the Company or the Subsidiary concerned after the expiry of this six month period following a receivable's due date to continue to make it best efforts to try to recover it, it shall do so and if eventually, part or all of the said receivable is recovered, while indemnification in respect of such receivable has already been paid to the Purchaser, the amount thus recovered shall be set off, pursuant to Article 7.6, against any indemnity which may be due by the Vendors or, if this is no longer possible, shall give rise to reimbursement by the Purchaser to the Vendors within fifteen days from the date on which the said receivable has been recovered, provided that on that date, no claim for indemnification is pending; if such a claim is then pending, the amount of the receivable which has been recovered after it has been paid to the Purchaser shall be reimbursed to the Vendors only after the claim thus pending has been settled and paid to the Purchaser;

         7.20.2 in respect of any insufficiency resulting from an increase of liabilities, as compared with the Interim Statements, which affects the Company and/or any one of the Subsidiaries, from the moment the company concerned shall have effectively paid the amount of the additional liability or from the moment the additional liability shall have become due and payable, with instructions for payment to be made by the Vendors directly to the third party, if the Purchaser so chooses;

         7.20.3 in respect of any other loss, from the moment that the Company and/or Subsidiary definitively incurs it and the nature and amount have been quantified, as mentioned in
                  Article 7.11 above.

7.21 The Vendors undertake to pay to the Purchaser the amount of indemnification due under this Article 7, within fifteen (15) days from receipt by the Vendors of notice of claims under Article 7.10 above, subject to the terms of Article 7.20.

7.22 The Vendors hereby agree that and grant to Mr. Gautier an irrevocable power of attorney to act in their name and on their behalf for the purposes of this Article 7.

8.       NON-COMPETITION
         ---------------

It is hereby agreed by the following individual Vendors that they shall not engage directly or indirectly, or compete in, the armoring business in accordance with the terms specified below.

8.1 Mr. Gautier hereby agrees not to engage, directly or indirectly, or compete in any activity related to armoring for a period of two (2) years as from him ceasing to be involved in the management of the Company and/or the Subsidiaries, in any capacity whatsoever.

8.2 The Vendors represent that Mr. Philippe Quintin, Mr. Jean-Pierre Pecheur and Mr. Jean-Philippe Tible are subject to the National Collective Bargaining Agreement for Metallurgical Industries Executives and Engineers (Convention Collective Nationale de la
         Metallurgie-Ingenieurs et Cadres) (the "Collective Bargaining Agreement") which provides, inter alia, that a non-competition obligation may be imposed on employees, under certain conditions, for a period of one year, renewable once, subject to an indemnity being paid by the employer to the employee.

8.3 On the Closing Date, the Vendors undertake to deliver to the Purchaser, agreements amending the employment contracts of Mr. Philippe Quintin, Mr. Jean-Pierre Pecheur and Mr. Jean-Philippe Tible, duly signed by the parties thereto. Such amendments shall evidence the employees' acceptance of the employer's option, if it so wishes, to enforce the non-competition obligations provided by the Collective Bargaining Agreement, in relation to, direct or indirect, involvement or competition in any activity related to armoring, subject to a monthly indemnity payment equal to one hundred percent (100%) of their respective total average monthly remuneration, as defined in the Collective Bargaining Agreement.

8.4 For the sake of clarity, it is hereby specified that the non-competition obligations referred to in Article 8.3 above, shall apply as from the date on which the respective employment contracts shall cease to be in effect, for whatever reason.

9.       ASSIGNMENT
         ----------

9.1 This Agreement is personal to the parties and cannot be assigned by any of them save that (i) the Purchaser may assign its rights hereunder to an associated company for which purpose the term "associated company" shall mean any company which, directly or indirectly, controls or is controlled by or is under the same control as the Purchaser and the term "control" shall mean the ability to exercise or to procure the exercise, directly or indirectly, of at least fifty per cent of the voting shares of a company; and (ii) the Purchaser (or such associated company) may freely assign its rights pursuant to Article 7 hereof to any person(s) or corporation(s) to whom the Shares may be transferred following the Closing Date.

9.2 In the event of the death or permanent mental incapacity of one or more of the Vendors this Agreement shall be binding on his/her heirs and successors or, as the case may be, legal guardian or trustee.

10.      EXPENSES
         --------

10.1 Each of the parties shall bear all the costs and expenses incurred by it in connection with this Agreement and its execution including, but not limited to, the fees and disbursements of any counsel, independent accountant or any other person whose services may have been used by the said party in relation hereto. It is agreed that a short form French version of this Agreement summarizing the main provisions concerning the scope of the sale and purchase and the price shall be produced and signed by the parties hereto at Closing and registered with the French fiscal authorities at the expense of the Purchaser. It is expressly agreed that none of the parties may avail themselves of the short form agreement for any purpose other than as proof of such registration, their rights and obligations in connection with the sale and purchase contemplated herein deriving solely from this Agreement.

11.      CONFIDENTIALITY
         ---------------

11.1 Save as where disclosure is obligatory by operation of law, the Vendors and the Purchaser undertake to hold in confidence and not to disclose to third parties (except to their professional advisors and, in the case of the Purchaser, to any of its associated companies as defined in
         Article 9.1) without the prior written consent of the other the terms and conditions of the transaction contemplated hereby.

11.2 All announcements by or on behalf of the parties hereto relating to the transaction contemplated hereby shall be in terms agreed by the parties save that the Purchaser shall be entitled to make such announcement as it thinks fit to comply with the regulations of the NASDAQ National Market on which the Purchaser is quoted.

12.      NOTICES
         -------

12.1 Any notice required to be given hereunder shall be validly given if sent by registered letter (with return receipt requested) or by fax, confirmed by such registered letter, or by hand delivery against written acknowledgment of receipt to the following addresses or to such other address as may have been communicated by either of the parties to the other in accordance herewith:

                         for notices to the Vendors:

                         Mr. Daniel Gautier
                         Tertre Cottin
                         14 rue de Pleurtuit
                         35800 Saint-Briac

                         for notices to the Purchaser:

                         O'Gara France S.A.
                         37, rue des Mathurins
                         75008 Paris

                         marked for the attention of Mr. Nicholas Hodgson

                         with a copy sent to:

                         The O'Gara Company
                         9113 Le Saint Drive,
                         Fairfield,
                         Ohio 45014, USA

                         marked for the attention of Mr. Bill O'Gara

         Notices shall be effective as of the date of receipt.

12.2     The Vendors irrevocably confer on Mr. Daniel Gautier (referred to in
         Article 12.1), who accepts, the authority to accept notices on behalf of all of them and notice given to Mr. Daniel Gautier shall be deemed to be notice to all of them.

13.      PROPER LAW AND JURISDICTION
         ---------------------------

13.1 This Agreement shall be governed by and construed in accordance with French law.

13.2 Any dispute arising in relation to this Agreement, its interpretation or execution (including, without limitation, its validity, performance or interpretation) shall be submitted to the Commercial Court of Paris.

14.      LANGUAGE
         --------

14.1 This Agreement shall be executed only in the English language; a French-language translation shall be provided to the Vendors for information purposes only and attached hereto as Schedule 30, it being understood that in the event of a difference in interpretation of the French and English language versions of this Agreement, then the English language version shall prevail.

15.      WAIVERS
         -------

15.1 The failure by any party hereto promptly to avail itself in whole or in part of any right, power or privilege to which such party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any party hereto of any such right, power or privilege must be in writing and notified to the other parties as provided herein.

16.      HEADINGS
         --------

16.1 The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposes and are not intended in any way to define, limit or describe the scope or intent of the Articles which they precede.

17.      WHOLE AGREEMENT
         ---------------

17.1 This Agreement constitutes the entirety of the agreement between the parties with regard to the subject matter hereof and supersedes any previous agreement or agreements whether verbal or written with regard thereto.

17.2 It is expressly agreed by the parties hereto that only five originals of this Agreement as well as five original sets of Schedules thereto shall be produced, one of which shall be held by Mr. Gautier for and on behalf of all members of the Gautier Group, three of which shall be held respectively by each of the three other individual Vendors and one of which shall be held by the Purchaser on its behalf and on behalf of the Guarantor.


SIGNED by the parties in Paris, on January 21, 1997

O'GARA FRANCE S.A.                               THE O'GARA COMPANY


----------------------                           ----------------------
by: Nick Hodgson                                 by: W.T. O'Gara

SCP FRANCOIS IER                                 ALIAN


----------------------                           ----------------------
by: Daniel Gautier                               by: Daniel Gautier


-------------------------                        ----------------------
Jean-Pierre Pecheur                              Jean-Philippe Tible


-------------------------                        ----------------------
Daniel Gautier                                   Philippe Quintin